As filed with the Securities and Exchange Commission on July 1, 2021

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Navios Maritime Holdings Inc.

(Exact name of registrant as specified in its charter)

Republic of Marshall Islands	4412	98-0384348
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	Strathvale House, 90 N Church Street P.O. Box 309, Grand Cayman, KY1-1104 Cayman Islands Tel: +1 345 232 3067

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Trust Company of the Marshall Islands, Inc.

Trust Company Complex, Ajeltake Island

P.O. Box 1405

Majuro, Marshall Islands MH96960

(011) +30 210 429 3223

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Mark Hayek Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Tel: (212) 859-8000 Fax: (212) 859-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed maximum offering price per common share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	9,301,542	$8.58	$79,807,230.36	$8,707

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s ordinary shares on June 29, 2021, as reported on the New York Stock Exchange, which date is within five business days prior to filing this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the Securities and Exchange Commission declares the registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated July 1, 2021

PROSPECTUS

Navios Maritime Holdings Inc.

Common Shares

This prospectus relates to the resale, from time to time, of up to 9,301,542 common shares of Navios Maritime Holdings Inc., which we refer to herein as the Company or Navios Holdings, being offered by Grimaud Ventures S.A., an affiliate of the Company, which we refer to herein as the selling stockholder. The selling stockholder may sell its shares, from time to time, in one or more offerings, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may sell shares in a manner involving, but not limited to, regular brokerage transactions, in transactions directly with market makers or investors, in privately negotiated transactions or through agents or underwriters it may select from time to time. See “Plan of Distribution” for more information on the methods of sale that may be used by the selling stockholder.

On June 30, 2021, we entered into a supplemental agreement, or the Agreement, with the selling stockholder, whereby we agreed to issue the 9,301,542 common shares offered hereby as consideration for the repayment of amounts owed by us under that certain Loan Agreement, dated April 25, 2019 and as amended through the date hereof, between the Company and the selling stockholder. The issuance of the shares (and the extinguishment of amounts owed under the Loan Agreement) is subject to, and contingent upon, the effectiveness of a registration statement of which this prospectus is a part registering the resale of the shares of our common stock issued pursuant to the Agreement.

We are not offering any common shares for sale under this prospectus, and we will not receive any proceeds from the sale of the common shares by the selling stockholder. Discounts, concessions, commissions and similar selling expenses attributable to the sale of shares covered by this prospectus will be borne by the selling stockholder. We will pay the expenses incurred in registering the shares covered by this prospectus, including legal and accounting fees. We will not be paying any underwriting discounts or commissions in this offering.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “NM.” On June 29, 2021, the last reported sale of our common stock on the NYSE was $8.44 per share.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 9 of this prospectus and other risk factors contained in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2021.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a resale registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. The selling stockholder may offer and sell, from time to time, an aggregate of up to 9,301,542 common shares under this prospectus. We may also add, update or change in a prospectus supplement information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement, and any documents incorporated by reference, as well as any post-effective amendments to the registration statement of which this prospectus is a part, before you make any investment decision. To the extent there is a conflict between the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference, you should rely on the information in the applicable prospectus supplement.

You should rely only on the information contained in this prospectus and any accompanying prospectus supplement, including the information incorporated by reference herein. Neither we nor the selling stockholder have authorized anyone to provide you with information different from that contained in this prospectus or any accompanying prospectus supplement, including the information incorporated by reference herein.

The selling stockholder may only offer to sell, and seek offers to buy, our common shares in jurisdictions where offers and sales are permitted. The information contained in this prospectus speaks only as of the date of this prospectus.

FORWARD-LOOKING STATEMENTS

Navios Maritime Holdings Inc. desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” and similar expressions identify forward-looking statements.

The forward-looking statements in this document and in other written or oral statements we make are based upon current assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records, and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these important factors and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include, but are not limited to, our ability to service and refinance our indebtedness, including our 7.375% First Priority Ship Mortgage Notes due 2022 and 11.25% Senior Secured Notes due 2022, changes in the availability and costs of funding, the strength of world economies, fluctuations in currencies and interest rates, general market conditions, including fluctuations in charter hire rates and vessel values, number of newbuildings and changes to the orderbook, changes in demand in the dry cargo shipping industry, changes in the Company’s operating expenses, including crew wages, insurance, provisions, port expenses, bunker and lube oil prices, drydocking, insurance costs, the aging of our fleet, repairs, maintenance and general and administrative expenses, expectations of dividends and distributions from affiliate companies, the Company’s ability to maintain compliance with the continued listing standards of the NYSE, changes in governmental rules and regulations or actions taken by regulatory authorities, as well as regulations imposed by our clients, potential liability from pending or future litigation, the adequacy of our insurance arrangements, general domestic and international political conditions including wars, pandemics, terrorism and piracy, potential disruption of shipping routes due to accidents or political events, the value of our publicly traded subsidiaries, public health threats, such as COVID-19 pandemic, influenza and other highly contagious diseases or viruses, and other important factors described from time to time in the reports we file with the SEC. See also “Risk Factors” below and the documents incorporated by reference herein.

ii

We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

iii

PROSPECTUS SUMMARY

This summary highlights selected information about the company and this offering and information contained in greater detail elsewhere in this prospectus and in the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before making an investment decision. This prospectus includes or incorporates by reference information about this offering, our business and our financial and operating data. You should carefully read this entire prospectus and the documents and information, including the financial statements and related notes, incorporated by reference into this prospectus, before making an investment decision. See “Risk Factors” beginning on page 9 and the documents incorporated by reference herein.

Our Company

The legal and commercial name of the Company is Navios Maritime Holdings Inc. The Company is a corporation incorporated under the Republic of the Marshall Islands Business Corporations Act, or the BCA, and the laws of the Republic of the Marshall Islands. The Company’s office and principal place of business is located at Strathvale House, 90 N Church Street, P.O. Box 309, Grand Cayman, KY1-1104 Cayman Islands, and its telephone number is +1 345 232 3067.

Navios Holdings is a global seaborne shipping and logistics company focused on the transport and transshipment of dry bulk commodities including iron ore, coal and grain. For over 60 years, producers of raw materials, agricultural traders and exporters, industrial end-users, ship owners, charterers, ship and derivative brokers, agents, and financial business partners have relied on Navios Holdings’ expertise and innovation. In August 2019, Navios Holdings sold its ship management division, and the general partnership interests in Navios Maritime Partners L.P., or Navios Partners, (except for the incentive distribution rights) and Navios Containers GP LLC to an entity affiliated with the Company’s Chairman and Chief Executive Officer, Angeliki Frangou, which we refer to herein as NSM or theManager.

As a result of the sale described above, the Company is a holding company owning dry bulk vessels and various investments in entities owning maritime and infrastructure assets. NSM owns all entities providing ship management services and employs all associated people. NSM owns the general partner interests in Navios Maritime Containers L.P., or Navios Containers, (prior to the merger with Navios Partners) and Navios Partners (except for the incentive distribution rights still held by the Company). Following the sale of the management division effected on August 30, 2019, Navios Holdings’ owned fleet is commercially and technically managed by NSM utilizing the same commercial ship management expertise and relationships developed in prior years. Navios Holdings’ current core fleet (excluding the Navios South American Logistics Inc., or Navios Logistics, fleet), the average age of which is approximately 8.2 years, basis fully delivered fleet, consists of a total of 40 vessels (excluding one vessel agreed to be sold), aggregating approximately 4.3 million dwt. Navios Holdings owns 25 vessels (including five vessels under bareboat contracts and excluding one vessel agreed to be sold), consisting of 10 Capesize vessels (169,000-182,000 dwt), 12 Panamax vessels (74,000-85,000 dwt) and three modern Ultra Handymax vessels (50,000-59,000 dwt). It also time charters-in and operates a fleet of one Ultra Handymax, one Handysize, 11 Panamax, and two Capesize vessels under long-term time charters. Navios Holdings has options to acquire 10 time charter-in vessels (on one of which Navios Holdings holds an initial 50% purchase option) and five vessels under bareboat contracts.

Navios Holdings’ strategy and business model focuses on:

•

Pursuing an appropriate balance between vessel ownership and a long-term charter-in fleet. Navios Holdings controls, through a combination of vessel ownership and long-term time chartered vessels, a fleet with an average age of approximately 8.2 years, basis fully delivered fleet, and 4.3 million dwt in tonnage. Navios Holdings’ ability, through its long-standing relationships with various shipyards and trading houses, to charter-in vessels allows it to control additional shipping capacity without the capital expenditures required by new vessel acquisition. In addition, having purchase options on 10 time chartered vessels and five purchase options of the vessels under bareboat contracts permits Navios Holdings to determine when is the most commercially opportune time to own or charter-in vessels. Navios Holdings intends to monitor developments in the sales and purchase market to maintain the appropriate balance between owned and long-term time chartered vessels.

•

Capitalize on Navios Holdings’ and the Manager’s established reputation. We intend to continue to capitalize on the global network of relationships that Navios Holdings and the Manager have developed during our long history of investing and operating in the marine transportation industry. This includes decades-long relationships with leading charterers, financing sources and key shipping industry players. When charter markets and vessel prices are depressed and vessel financing is difficult to obtain we believe the relationships and experience of Navios Holdings and the Manager and its management enhances our ability to acquire young, technically advanced vessels at cyclically low prices and employ them under attractive charters with leading charterers. Through our established reputation and relationships, Navios Holdings and the Manager have had access to opportunities not readily available to most other industry participants that lack Navios Holdings’ and the Manager’s brand recognition, credibility and track record.

•

Utilize industry expertise to take advantage of market volatility. The dry bulk shipping market is cyclical and volatile. Navios Holdings uses its experience, as executed on its behalf by the Manager, in the industry, sensitivity to trends, and knowledge and expertise in risk management to hedge against, and in some cases, to generate profit from, such volatility.

•

Maintain customer focus and reputation for service and safety. Navios Holdings is recognized by its customers for the high quality of its service and safety record. Navios Holdings’ high standards for performance, reliability, and safety provide Navios Holdings with an advantageous competitive profile.

•

Benefit from the Manager’s Risk Management Practices and Corporate Managerial Support. Risk management requires the balancing of a number of factors in a cyclical and potentially volatile environment. In part, this requires a view of the overall health of the market, as well as an understanding of capital costs and returns. Navios Holdings actively engages in assessing financial and other risks associated with fluctuating market rates, fuel prices, credit risks, interest rates and foreign exchange rates. Navios Holdings closely monitors its credit exposure to customers and other counterparties. Navios Holdings has entered into the management agreement with the Manager, pursuant to which the Manager agreed to provide commercial and technical management services to Navios Holdings. When negotiating on behalf of Navios Holdings’ various vessel employment contracts, the Manager has established policies designed to ensure that contracts are entered into with counterparties that have appropriate credit history. We believe that Navios Holdings benefits from these established policies.

•

Sustain a Competitive Cost Structure. Pursuant to our management agreement with the Manager, the Manager coordinates and oversees the commercial, technical and administrative management of our fleet. We believe that the Manager is able to do so at rates competitive with those that would be available to us through independent vessel management companies. For example, pursuant to our management agreement with the Manager, management fees for vessel operating expenses of our vessels are fixed through August 2021. We believe this external management arrangement will enhance the scalability of our business by allowing us to grow our fleet without incurring significant additional overhead costs. We believe that we will be able to leverage the economies of scale of the Manager and manage operating, maintenance and corporate costs. At the same time, we believe the young age and high-quality of the vessels in our fleet, coupled with the Manager’s safety and environmental record, will position us favorably within the drybulk transportation sector with our customers and for future business opportunities.

•	Enhance vessel utilization and profitability through a mix of spot charters, time charters, and contracts of affreightment, or COAs. Specifically, this strategy is implemented as follows:

•	The operation of voyage charters or spot fixtures for the carriage of a single cargo from load port to discharge port;

•

The operation of time charters (whether with a fixed rate or a floating rate based on a Baltic index or other commonly published index), whereby the vessel is hired out for a predetermined period but without any specification as to voyages to be performed, with the ship owner being responsible for operating costs and the charterer for voyage costs;

•

The use of COAs, under which Navios Holdings contracts to carry a given quantity of cargo between certain load and discharge ports within a stipulated time frame, but does not specify in advance which vessels will be used to perform the voyages; and

•

Ensuring a high fleet utilization: The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the days its vessels are off-hire. At 98.9% as of December 31, 2020, Navios Holdings believes that it has one of the highest fleet utilization rates in the industry.

Competitive Advantages

Navios Holdings controls approximately 4.3 million dwt (excluding Navios Logistics) in dry bulk tonnage. Management believes that Navios Holdings occupies a competitive position within the industry in that its reputation in the global dry bulk markets permits it to enter into at any time, and take on spot, medium or long-term freight commitments, depending on its view of future market trends. In addition, many of the long-term charter deals may be brought to the attention of Navios Holdings prior to even being quoted in the open market. Even in the open market, Navios Holdings’ solid reputation allows it to take in (or put out) large amounts of tonnage on a short, medium, or long-term basis on very short notice. This ability is possessed by relatively few ship owners and operators and is a direct consequence of Navios Holdings’ market reputation for reliability in the performance of its obligations in each of its roles as a ship owner, COA operator, and charterer. Navios Holdings, therefore, has much greater flexibility than a traditional ship owner or charterer to quickly go “long” or “short” relative to the dry bulk markets.

Navios Holdings’ long involvement and reputation for reliability in the Asian Pacific region have also allowed it to develop privileged relationships with many of the largest trading houses in Japan, such as Marubeni Corporation and Mitsui & Co. Through these institutional relationships, Navios Holdings has obtained long-term charter-in deals, with options to extend time charters and options to purchase the majority of the vessels. Through its established reputation and relationships, Navios Holdings has access to opportunities not readily available to most other industry participants who lack Navios Holdings’ brand recognition, credibility, and track record.

In addition to its long-standing reputation and flexible business model, management believes that Navios Holdings is well-positioned in the dry bulk market on the basis of the following factors:

•

A high-quality, modern fleet of vessels that provides a variety of operational advantages, such as higher levels of productivity, as well as a competitive advantage over owners of older fleets, especially in the time charter market, where age, fuel economy and quality of a vessel are of significant importance in competing for business;

•

A core fleet which has been chartered-in (some through 2030, assuming minimum available charter extension periods are exercised) on terms generally that allow Navios Holdings to charter-out the vessels at an attractive spread during strong markets and to weather down cycles in the market while maintaining low costs;

•

Strong commercial relationships with both freight customers and Japanese trading houses and ship owners, providing Navios Holdings with access to future attractive long-term time charters on newbuildings with valuable purchase options;

•

Strong commercial and technical management team provided by the Manager who oversee every step of the technical management, from the construction of the vessels to subsequent shipping operations throughout the life of a vessel, including the superintendence of maintenance, repairs and drydocking, providing cost visibility, economies of scale, efficiency in Navios Holdings’ owned fleet operations;

•	Visibility into worldwide commodity flows through its physical shipping operations and port terminal operations in South America; and

•	An experienced management team with a strong track record and a strong brand having a well established reputation for reliability and performance.

Management intends to maintain and build on these qualitative advantages, while at the same time continuing to benefit from Navios Holdings’ reputation and the Manager’s expertise.

Shipping Operations

Navios Holdings’ Fleet. Navios Holdings currently controls a core fleet of 25 owned vessels (including five bareboat charter-in vessels and excluding one vessel agreed to be sold) and 15 charter-in vessels. The average age of the fleet is 8.2 years.

Owned Fleet. Navios Holdings currently owns and operates a fleet comprised of 10 Capesize vessels (excluding one vessel agreed to be sold), 12 Panamax vessels (including five vessels under bareboat contracts) and three Ultra Handymax vessels.

Owned Vessels

Vessel Name	Vessel Type	Year Built	Deadweight (in metric tons)
Navios Ulysses	Ultra Handymax	2007	55,728
Navios Celestial	Ultra Handymax	2009	58,063
Navios Vega	Ultra Handymax	2009	58,792
Navios Taurus	Panamax	2005	76,596
Navios Asteriks	Panamax	2005	76,801
N Amalthia	Panamax	2006	75,318
Navios Galileo	Panamax	2006	76,596
N Bonanza	Panamax	2006	76,596
Jupiter N	Panamax	2011	93,062
Rainbow N	Panamax	2011	79,642
Navios Stellar	Capesize	2009	169,001
Navios Happiness	Capesize	2009	180,022
Navios Phoenix	Capesize	2009	180,242
Navios Lumen	Capesize	2009	180,661
Navios Antares	Capesize	2010	169,059
Navios Etoile	Capesize	2010	179,234
Navios Bonheur	Capesize	2010	179,259
Navios Altamira	Capesize	2011	179,165
Navios Azimuth(1)	Capesize	2011	179,169
Navios Canary	Capesize	2015	180,528
Navios Corali	Capesize	2015	181,249

(1)	Vessel agreed to be sold.

Long-term Bareboat charter-in Fleet in Operation

Vessel Name	Vessel Type	Delivery Date	Deadweight (in metric tons)	Purchase Option (1)
Navios Herakles I	Panamax	Q3 2019	82,036	Yes
Navios Uranus	Panamax	Q4 2019	81,516	Yes
Navios Galaxy II	Panamax	Q1 2020	81,789	Yes
Navios Felicity I	Panamax	Q1 2020	81,946	Yes
Navios Magellan II	Panamax	Q2 2020	82,037	Yes

Long-Term Fleet. In addition to the 25 owned vessels, Navios Holdings currently controls a fleet of two Capesize, 11 Panamax, one Ultra Handymax, and one Handysize vessels under long-term time charters, having an average age of approximately 5.5 years.

Long-term Charter-in Fleet in Operation

Vessel Name	Vessel Type	Year Built	Deadweight (in metric tons)	Purchase Option (1)
Navios Lyra	Handysize	2012	34,718	Yes	(2)
Navios Venus	Ultra Handymax	2015	61,339	Yes
Navios Marco Polo	Panamax	2011	80,647	Yes
Elsa S	Panamax	2015	80,954	No
Navios Amber	Panamax	2015	80,994	Yes
Navios Sky	Panamax	2015	82,056	Yes
Navios Coral	Panamax	2016	84,904	Yes
Navios Citrine	Panamax	2017	81,626	Yes
Navios Dolphin	Panamax	2017	81,630	Yes
Mont Blanc Hawk	Panamax	2017	81,638	No
Cassiopeia Ocean	Panamax	2018	82,069	No
Navios Gemini	Panamax	2018	81,704	No	(3)
Navios Horizon I	Panamax	2019	81,692	No	(3)
Navios Felix	Capesize	2016	181,221	Yes

Kleimar Controlled Fleet

Vessel Name	Vessel Type	Year Built	Deadweight (in metric tons)	Purchase Option (1)
Navios Obeliks	Capesize	2012	181,415	Yes

(1)	Generally, Navios Holdings may exercise its purchase option after three to five years of service.
(2)	Navios Holdings holds the initial 50% purchase option on the vessel.
(3)	Navios Holdings has the right of first refusal and profit share on sale of vessel.

Many of Navios Holdings’ current long-term charter-in vessels are chartered from ship owners with whom Navios Holdings has long-standing relationships. Navios Holdings pays these ship owners daily rates of hire for such vessels, and then charters out these vessels to other parties, who pay Navios Holdings a daily rate of hire. Navios Holdings also enters into COAs pursuant to which Navios Holdings has agreed to carry cargoes, typically for industrial customers, who export or import dry bulk cargoes. Further, Navios Holdings enters into spot market voyage contracts, where Navios Holdings is paid a rate per ton to carry a specified cargo from point A to point B.

Short-Term Fleet: Navios Holdings’ “short-term fleet” is comprised of Capesize, Panamax and Ultra Handymax vessels charter-in for duration of less than 12 months. The number of short-term vessels varies from time to time. These vessels are not included in the “core fleet” of the Company.

Exercise of Vessel Purchase Options

Navios Holdings has executed purchase options for seven Ultra Handymax, seven Panamax and three Capesize vessels, which were delivered on various dates from November 30, 2005 until February 2020. Navios Holdings currently has options to acquire 10 charter-in vessels currently in operation and five bareboat charter-in vessels.

Navios Logistics Fleet Summary (owned)

The following is the current core fleet of Navios Logistics.

Pushboats/ Barges/ Inland Oil Tankers Fleet	Number of Vessels	Capacity/BHP	Description
Pushboat Fleet	30	107,920 BHP	Various Sizes and Horsepower
Dry Barges	268	474,050 DWT	Dry Cargo
Tank Barges	58	178,948 m3	Liquid Cargo
LPG Barges	3	4,752 m3	LPG

Total	359

Product Tanker Fleet	Year Built	DWT	Description
Estefania H	2008	12,000	Double-hulled Product Tanker
Malva H	2008	8,974	Double-hulled Product Tanker
Makenita H	2009	17,508	Double-hulled Product Tanker
Sara H	2009	9,000	Double-hulled Product Tanker
San San H	2010	16,871	Double-hulled Product Tanker
Ferni H	2010	16,871	Double-hulled Product Tanker
He Man H	2012	1,693	Double-hulled Bunker Vessel
Elena H	2018	4,999	Double-hulled Product Tanker

Total		87,916

The Offering

Common shares to be offered by the selling stockholder	Up to 9,301,542 shares.

Common shares issued and outstanding as of the date of this prospectus (prior to the issuance of the shares offered hereby)	15,897,120 shares.

Use of proceeds	The selling stockholder will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from this offering.

Determination of offering price	The selling stockholder may sell all or some of our common shares offered hereby from time to time at those prices as it may determine at the time of sale, as more fully described under the heading “Plan of Distribution.”

Listing	“NM” on the NYSE.

Risk factors	See “Risk Factors” beginning on page 9 and other information included in this prospectus, including the information incorporated by reference herein, for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The selling stockholder may sell all, some or none of its common shares. See “Plan of Distribution.” The information above excludes an aggregate of 96,630 additional common shares reserved for issuance under our Employee Incentive Plan.

RISK FACTORS

Investing in our securities involves a high degree of risk, including those described below. Before making an investment decision, you should carefully consider the risks described under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F filed with the SEC on April 29, 2021, which are incorporated by reference in this prospectus, as well as the following risk factors. If any of the events described in such “Item 3. Key Information—D. Risk Factors” section occurs or the risks described herein or therein actually materialize, our business, financial condition, results of operations, cash flow or prospects could be materially adversely affected. Risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities. For additional information, please see the sources described under “Where You Can Find More Information.”

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of our common shares offered by this prospectus. We will not receive any of the proceeds from the sale of our common shares offered hereby.

DIVIDEND POLICY

In November 2015, Navios Holdings announced that the Board of Directors decided to suspend the quarterly dividend to its common stockholders in order to conserve cash and improve its liquidity. In February 2016, in furtherance of its efforts to reduce its cash requirements, Navios Holdings announced the suspension of payment of quarterly dividends on its preferred stock, including its 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock, or Series G Preferred Stock, and 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock, or Series H Preferred Stock, until market conditions improve. Navios Holdings’ Board of Directors and management believe such a decision is in the best long-term interests of the Company and its stakeholders. The Board of Directors will reassess the Company’s distribution policy as the environment changes. The reinstatement, declaration and payment of any further dividend remains subject to the discretion of the Board of Directors and will depend on, among other things, market conditions, Navios Holdings’ cash requirements after taking into account market opportunities, restrictions under its equity instruments, credit agreements, indentures and other debt obligations and such other factors as the Board of Directors may deem advisable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of the common stock of Navios Holdings as of June 1, 2021, based on shares of common stock outstanding as of such date of each person known by Navios Holdings to be the beneficial owner of more than 5% of its outstanding shares of common stock based upon the amounts and percentages as are contained in the public filings of such persons. All such stockholders have the same voting rights with respect to their shares of common stock.

Unless otherwise indicated, based upon Schedules 13D and 13G filed with the SEC and the Company’s knowledge, Navios Holdings believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Stock
Angeliki Frangou(1)(2)	4,155,335	25.4%
Renaissance Technologies LLC(3)	852,321	5.4%

(1)	The amount and nature of beneficial ownership and the percentage of outstanding common stock includes 449,999 options, each for one share, vested but not yet exercised.
(2)

In a Schedule 13D Amendment dated August 30, 2019, Ms. Frangou disclosed that she and her affiliate companies have pledged 14,511,171 (before the one-for-ten reverse stock split of the Company’s outstanding shares of common stock approved by the Company’s common stockholders on December 21, 2018) of the shares of common stock disclosed in the table above.

(3)

Based on a Schedule 13G Amendment filed on February 11, 2021, Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation have sole voting power with respect to 852,321 shares and sole dispositive power with respect to 910,870 shares.

As of June 1, 2021, we had 102 stockholders of record, approximately 15 of which were located in the United States and held an aggregate of approximately 12,509,236 shares of our common stock, representing 79% of our outstanding common stock. However, one of the U.S. stockholders of record is Cede & Co., a nominee of The Depository Trust Company, which held 10,502,987 shares of our common stock as of that date. Accordingly, we believe that the shares held by Cede & Co. include common stock beneficially owned by both holders in the United States and non-U.S. beneficial owners.

SELLING STOCKHOLDER

In accordance with the terms of the Agreement, this prospectus generally covers the resale of the shares of common stock to be issued to the selling stockholder. Information with respect to beneficial ownership has been furnished by the selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. Under SEC rules, a person beneficially owns any common shares of capital stock as to which the person has or common shares voting or investment power (including the power to dispose of such shares).

The following table sets forth information with respect to the selling stockholder and common shares beneficially owned by the selling stockholder that may be offered from time to time pursuant to this prospectus. The selling stockholder may offer all, some or none of their common shares. See “Plan of Distribution.”

Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering.

When we refer to the selling stockholder in this prospectus, we mean the entity listed in the table below, as well as its pledgees, donees, assignees, transferees and successors in interest. The selling stockholder may elect to make a pro rata in-kind distribution of the shares of common stock to its members, partners or shareholders.

Name of Selling Stockholder	Number of Common Shares Beneficially Owned		Maximum Number of Common shares That May Be Offered By This Prospectus		Percentage of Common Shares Beneficially Owned
					Before Offering		If Maximum Number of Shares Offered are Sold
Grimaud Ventures S.A. (1)	9,301,542	(2)	9,301,542	(2)	36.3	% (2)	0%

(1)

Grimaud Ventures S.A. is a direct, wholly-owned subsidiary of Navios Logistics. The directors of Grimaud Ventures S.A. are Ioannis Karyotis, Anna Kalathaki, Claudio Pablo Lopez and Francisco G. Tazelaar. The directors of Navios Logistics are Angeliki Frangou, Claudio Pablo Lopez, Carlos Augusto Lopez, Horacio Enrique Lopez, Ruben Martinez, George Achniotis and Efstratios Despyris. The address of Navios Logistics is Aguada Park Free Zone, Paraguay 2141, Of. 1603, Montevideo, Uruguay. Navios Corporation, a wholly-owned subsidiary of Navios Holdings, owns 63.8% of Navios Logistics’ common shares, and Peers Business Inc., a Panama corporation that is a direct, wholly-owned subsidiary of Sinimalec S.A., a Uruguay corporation, owns 36.2% of Navios Logistics’ common shares.

(2)	After giving effect to the issuance of shares offered hereby.

DESCRIPTION OF SHARE CAPITAL

As of June 1, 2021, under our articles of incorporation, as amended, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, of which 15,897,120 were issued, fully paid and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, of which 5,350 shares of Series G Preferred Stock and 17,682 shares of Series H Preferred Stock were issued, fully paid and outstanding. Series G Preferred Stock and Series H Preferred Stock are both represented by American Depositary Shares.

As of June 1, 2021, 2,414,263 shares of our common stock were held by subsidiaries of the Company.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends. Holders of stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock, including the shares of common stock offered hereby, are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock.

Our common stock is listed on the NYSE under the symbol “NM.”

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

PLAN OF DISTRIBUTION

The selling stockholder of the securities and any of its pledgees, assignees or successors-in-interest may, from time to time, sell any or all of its securities covered hereby on the NYSE or any other stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent by may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account

•	am exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell securities under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

Because the selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to the buyer at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES OF THE REGISTRATION

We estimate that our expenses in connection with the registration will be as follows:

SEC registration fee	$8,707
Exchange listing fee	$44,647
Legal fees and expenses	$100,000
Accounting fees and expenses	$15,000
Miscellaneous expenses	$20,000

Total expenses	$188,354

All amounts in the table are estimates except the SEC registration fee. We will pay all of the expenses in connection with the registration as listed above.

The selling stockholders will pay any underwriting discounts and commissions in connection with the sale of our common shares offered by this prospectus. We will not pay any underwriting discounts and commissions in connection with the sale of our common shares offered by this prospectus.

LEGAL MATTERS

Reeder & Simpson P.C., Marshall Islands counsel, will provide us with an opinion as to the legality of the securities offered hereby.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands. Our business is managed primarily from the Cayman Islands. A majority of the directors and officers named in the prospectus reside outside the United States. In addition, a substantial portion of the assets and the assets of the directors and officers are located outside the United States. As a result, you may have difficulty serving legal process within the United States upon Navios Holdings or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against Navios Holdings or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Organizational Structure and Other Legal Matters—We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law,” contained in our Annual Report on Form 20-F, incorporated by reference herein, and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Organizational Structure and Other Legal Matters——Because we are incorporated under the laws of the Marshall Islands and our business operated primarily from our office in the Cayman Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management,” contained in our Annual Report on Form 20-F, incorporated by reference herein.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form F-1, of which this prospectus is a part, with the Securities and Exchange Commission relating to this offering. This prospectus does not contain all of the information in the registration statement, including the exhibits filed with the registration statement. You should read the registration statement and the exhibits filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement for a more complete description of the matter involved.

We are subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and other information. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal stockholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 29, 2021; and

•	our Report on Form 6-K filed on June 30, 2021.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You may also access documents incorporated by reference in this prospectus through our website at https://ir.navios.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting:

Vasiliki (Villy) Papaefthymiou

Secretary

Strathvale House, 90 N Church Street

P.O. Box 309, Grand Cayman,

KY1-1104 Cayman Islands+1 345 232 3067

Navios Maritime Holdings Inc.

Common Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Under the registrant’s Amended and Restated Articles of Incorporation and our By-laws and under Section 60 of the Republic of the Marshall Islands Business Corporations Act, or the BCA, the registrant may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that they are or were a director or officer of the corporation, or are or were serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

A limitation on the foregoing is the statutory proviso (also found in the registrant’s By-laws) that, in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful.

Further, under Section 60 of the BCA and the registrant’s By-laws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.

In addition, under Section 60 of the BCA and under the registrant’s By-laws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that they are or were a director or officer of the corporation, or are or were serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

The registrant’s By-laws further provide that any indemnification pursuant to the foregoing (unless ordered by a court) may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because they have met the applicable standard of conduct set forth above. Such determination may be made by the Board of Directors of the corporation by a majority vote of a quorum consisting of directors who were not parties to any action, suit or proceeding referred to in the foregoing instances, by independent legal counsel in a written opinion or by the stockholder of the corporation.

Further, and as provided by both the registrant’s By-laws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, they will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with such matter.

Likewise, pursuant to the registrant’s By-laws and Section 60 of the BCA, expenses (such By-laws specifically include attorneys’ fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that they are not entitled to indemnification. The By-laws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and the registrant’s By-laws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholder or disinterested directors or otherwise, both as to action in their official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and the registrant’s By-laws, the registrant also has the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in such capacity, or arising out of their status as such, regardless of whether the corporation would have the power to indemnify them against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in the registrant’s By-laws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of their heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, the registrant’s By-Laws provide that no director or officer of the corporation will be personally liable to the corporation or any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director or officer, provided that a director or officer’s liability will not be limited for any breach of the director’s or the officer’s duty of loyalty to the corporation or its stockholder, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director or officer derived an improper personal benefit.

In addition to the above, the registrant’s By-laws provide that references to us includes constituent corporations, and defines “other enterprises” to include employee benefit plans, “fines” to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term “serving at the request of the corporation.”

The registrant’s Amended and Restated Articles of Incorporation set out a much abbreviated version of the foregoing.

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, the registrant has been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable. The registrant has obtained directors’ and officers’ liability insurance against any liability asserted against such person incurred in the capacity of director or officer or arising out of such status, whether or not the registrant would have the power to indemnify such person.

Item 7. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we issued the securities described below without registration under the Securities Act. The securities were issued pursuant to the private placement exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

On July 10, 2020, the registrant issued 2,414,263 shares of common stock to Navios South American Logistics Inc., or Navios Logistics, in satisfaction of approximately $4.1 million of interest payable, and paid Navios Logistics an additional $2.3 million in satisfaction of further interest payable, in each case in respect of the registrant’s secured credit facility of $70.0 million pursuant to that Facility Agreement dated April 25, 2019, between the registrant, as borrower, and Navios Logistics, as lender, as amended.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits: See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules: Schedules have been omitted because the information set forth therein is not applicable or is shown in the consolidated financial statements, or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)	That for the purpose of determining any liability under the Securities Act of 1933:

(i)

The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)

Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-129382)).

3.2	Amended and Restated Bylaws of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, filed on April 29, 2021).

3.3	Articles of Amendment of Articles of Incorporation of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit99.1 to the Registrant’s Form 6-K, filed on January 17, 2007).

3.4	Articles of Amendment of Articles of Incorporation of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 1.1 to the Registrant’s Form 6-K, filed on December 28, 2018).

4.1	Specimen Unit Certificate (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1 (File No. 333-129382)).

4.2	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File No. 333-129382)).

4.3	Certificate of Designations of Rights, Preferences and Privileges of Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed on October 6, 2008).

4.4	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K, filed on July 7, 2009).

4.5	Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K, filed on September 22, 2009).

4.6	Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K, filed on September 24, 2009).

4.7	Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 6-K, filed on February 4, 2010).

4.8	Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of November29, 2013, among Navios Maritime Holdings Inc., Navios Logistics Finance II (US) Inc., the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral trustee (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed on December 13, 2013).

4.8.1	First Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of February20, 2014 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on March 3, 2014).

4.8.2	Second Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of June 24, 2014 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on July 23, 2014).

4.8.3	Third Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of October24, 2014 (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on December 8, 2014).

4.8.4	Fourth Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of October24, 2014 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on February 25, 2016).

4.8.5	Fifth Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of March 17, 2017 (Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 6-K, filed on December 20, 2018).

4.8.6	Sixth Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of March 12, 2018 (Incorporated by reference to Exhibit 10.6 to the Registrant’s Form 6-K, filed on December 20, 2018).

4.8.7	Seventh Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of October 31, 2018 (Incorporated by reference to Exhibit 10.7 to the Registrant’s Form 6-K, filed on December 20, 2018).

4.8.8	Eleventh Supplemental Indenture relating to the 7.375% First Priority Ship Mortgage Notes due 2022, dated as of November 17, 2020 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on November 17, 2020).

4.9	Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of November21, 2017, among Navios Maritime Holdings Inc., Navios Logistics Finance II (US) Inc., the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee and collateral trustee (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed on November 21, 2017).

4.9.1	First Supplemental Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of March 12, 2018 (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on December 20, 2018).

4.9.2	Second Supplemental Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of October 31, 2018 (Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 6-K, filed on December 20, 2018).

4.9.3	Sixth Supplemental Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of October 1, 2020 (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed on October 1, 2020).

4.9.4	Consent Agreement relating to the 11.25% Senior Secured Notes due 2022, dated October 1, 2020, among Navios Maritime Holdings Inc., Navios Maritime Finance II (US) Inc. and the Consenting Noteholders (Incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, filed on October 1, 2020).

4.9.5	Seventh Supplemental Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of November 17, 2020, (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on November 17, 2020).

4.9.6	Eighth Supplemental Indenture relating to the 11.25% Senior Secured Notes due 2022, dated as of June 30, 2021, (Incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, filed on June 30 , 2021.

4.10	Indenture relating to the 9.75% Senior Notes due 2024, dated as of March 1, 2019, among Navios Maritime Holdings Inc., the issuer party thereto, and Wilmington Trust, National Association, as trustee (Incorporated by reference to Exhibit 4.43 to the Registrant’s Form 10-K, filed on April 21, 2020).

4.10.1	First Supplemental Indenture relating to the 9.75% Senior Notes due 2024, dated as of April 18, 2019 (Incorporated by reference to Exhibit 4.44 to the Registrant’s Form 10-K, filed on April 21, 2020).

4.11	Form of Amended and Restated Deposit Agreement, by and among Navios Maritime Holdings Inc., Citibank, N.A., and the holders from time to time of the American Depositary Shares described therein, relating to the 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to Exhibit 99.(a) to the Registrant’s Registration Statement on Form F-6, filed on March 26, 2021).

4.12	Certificate of Designation of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33311), filed on January 24, 2014).

4.13	Form of American Depositary Receipt representing the American Depositary Shares (Incorporated by reference to Exhibit A to Exhibit 4.1 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33311), filed on January 24, 2014).

4.14	Form of Certificate representing the 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33311), filed on January 24, 2014).

4.15	Form of Amended and Restated Deposit Agreement, by and among Navios Maritime Holdings Inc., Citibank, N.A., and the holders from time to time of the American Depositary Shares described therein, relating to the 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to Exhibit 99.(a) to the Registrant’s Registration Statement on Form F-6, filed on March 26, 2021).

4.16	Certificate of Designation of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock of Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33311), filed on July 7, 2014).

4.17	Form of Certificate representing the 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form 8-A (File No. 001-33311), filed on July 7, 2014).

4.18	Stockholders Rights Agreement dated as of February19, 2019 by and between Navios Maritime Holdings Inc. and Continental Stock Transfer& Trust Company (Incorporated by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form 8-A (File No.001-33311), filed on February 19, 2019).

4.19	Description of the rights of each class of securities registered under Section 12 of the Exchange Act (Incorporated by reference to Exhibit 2.19 to the Registrant’s Annual Report on Form 20-F, filed on April 29, 2021).

5.1*	Opinion of Reeder & Simpson P.C.

10.1	Amendment to Omnibus Agreement, dated June 29, 2009, by and among Navios Maritime Holdings Inc., Navios GP L.L.C., Navios Maritime Operating L.L.C. and Navios Maritime Partners L.P. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on July 7, 2009).

10.2	Administrative Services Agreement, dated April 12, 2011, between Navios South American Logistics Inc. and Navios Maritime Holdings Inc. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on May 25, 2011).

10.3	Management Agreement, dated August 29, 2019, by and between Navios Maritime Holdings Inc and Navios Shipmanagements Inc (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed September 4, 2019).

10.4	Administrative Services Agreement, dated August 29, 2019, by and between Navios Maritime Holdings Inc. and Navios Shipmanagement Inc. (Incorporated by reference to Exhibit 99.3 to the Registrant’s Form 6-K, filed September 4, 2019).

10.5	Shareholder’ Agreement, dated as of June 17, 2010, between Navios South American Logistics Inc., Navios Corporation and Grandall Investment S.A (Incorporated by reference to Exhibit 4.1 to Navios South American Logistics Inc.’s Registration Statement on Form F-4 (Registration No. 333-179250), filed on January 31, 2012).

10.6	Shareholder’ Agreement, dated as of November 19, 2019, between Navios South American Logistics Inc., Navios Maritime Holdings Inc. and Peers Business S.A (Incorporated by reference to Exhibit 4.45 to the Registrant’s Form 10-K, filed on April 21, 2020).

10.7	Facility Agreement No. 242 in respect of a loan up to $23.0 million, dated August 19, 2011, between Solange Shipping Ltd. and Credit Agricole Corporate and Investment Bank (formerly Emporiki Bank of Greece S.A.) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on August 25, 2011).

10.8	Facility agreement in respect of a loan of up to $23.0 million, dated December 29, 2011, between Mandora Shipping Ltd. and Credit Agricole Corporate and Investment Bank (formerly Emporiki Bank of Greece S.A.) (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on January 26, 2012).

10.9	Facility agreement for a $42.0 million term loan facility, dated March 23, 2012, by and between Astra Maritime Corporation, Serenity Shipping Enterprises Inc., DVB Bank SE, Credit Agricole Corporate and Investment Bank (formerly Emporiki Bank of Greece S.A.) and Norddeutsche Landesbank Girozentrale (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on April 6, 2012).

10.10	Facility Agreement for a $40.0 million term loan facility, dated September 19, 2013, between Kleimar NV and DVB Bank SE (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on October 8, 2013).

10.11	Facility Agreement relating to a facility of up to $18,253,968.25, dated December 21, 2017, between Kleimar NV. and DVB Bank SE (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on January 17, 2018).

10.12	Loan Agreement in respect of a loan of up to $31.0 million, dated November 6, 2014, between Lavender Shipping Corporation and Alpha Bank A.E. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on December 8, 2014).

10.13	Loan Agreement for a Loan of up to $16.125 million, dated as of November 3, 2016, by and between Nostos Shipmanagement Corp. and Alpha Bank A.E (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on December 1, 2016).

10.14	Facility Agreement dated May 23, 2017 for a loan facility of up to $15.3 million, between Red Rose Shipping Corp. and HSH Nordbank AG (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on December 20, 2018).

10.15	Secured Loan Agreement, dated August 29, 2019, by and between Navios Maritime Holdings Inc, as borrower and Navios Shipmanagement Holdings Corporation, as lender (Incorporated by reference to Exhibit 99.5 to the Registrant’s Form 6-K, filed September 4, 2019).

10.16	Facility Agreement in respect of a loan up to $50.0 million, dated April 25, 2019, between Navios Maritime Holdings Inc. and Navios South American Logistics Inc. (Incorporated by reference to Exhibit 4.38 to the Registrant’s Form 10-K, filed on April 21, 2020).

10.16.1	Supplemental Agreement in relation to the Facility Agreement dated December 2, 2019 for a loan facility of up to $50.0 million dated April 25, 2019 among Navios Maritime Holdings Inc. and Navios South American Logistics Inc. (Incorporated by reference to Exhibit 4.39 to the Registrant’s Form 10-K, filed on April 21, 2020).

10.17	Loan Agreement for a Loan of up to $50.0 million, dated as of June 3, 2020, by and between Navios Maritime Holdings Inc. and Navios Shipmanagement Holdings Corporation. (Incorporated by reference to Exhibit 4.46 to the Registrant’s Form 6-K, filed on June 12, 2020).

10.18	Second Amendment to the Navios Maritime Holdings Inc. 2015 Equity Incentive Plan (Incorporated by reference to Exhibit 99.1 to the Registrant’s Form 6-K, filed on December 4, 2018).

10.19	Purchase Agreement, dated August 30, 2019, by and among N Shipmanagement Acquisition Corp, Alegria Shiptrade Co., Olympos Maritime Ltd, Navios Maritime Holdings Inc. and Navios GP L.L.C. (Incorporated by reference to Exhibit 99.6 to the Registrant’s Form 6-K, filed September 4, 2019).

10.20	Bareboat Carter and Memorandum of Agreement, dated November 27, 2019, among Anchor Trans Inc., and Vernazza Shiptrade Inc, being a wholly owned subsidiary of Navios Maritime Holdings Inc., providing for the sale and leaseback of Dream Canary (Incorporated by reference to Exhibit 4.40 to the Registrant’s Form 10-K, filed on April 21, 2020).

10.21	Bareboat Charter and Memorandum of Agreement, dated February 13, 2020, between Lua Line S.A. and Okino Kaiun Co. and Roselite Shipping Corporation, being a wholly owned subsidiary of Navios Maritime Holdings Inc., providing for the sale and leaseback of Navios Corali (Incorporated by reference to Exhibit 4.41 to the Registrant’s Form 10-K, filed on April 21, 2020).

10.22	Amendment agreement, dated as of April 24, 2020, by and between Navios Maritime Holdings Inc. and Navios South American Logistics Inc. (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 6-K, filed on July 10, 2020).

10.23	Deed of Assignment and Assumption, dated as of June 24, 2020, by and among Navios Logistics, Grimaud Ventures S.A., and Anemos Maritime Holdings Inc. (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 6-K, filed on July 10, 2020).

10.24	Amendment agreement dated as of June 25, 2020, by and between Navios Maritime Holdings Inc. and Grimaud Ventures S.A. (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 6-K, filed on July 10, 2020).

10.25	Supplemental agreement, dated as of June 30, 2021, by and between Navios Maritime Holdings Inc. and Grimaud Ventures S.A. (Incorporated by reference to Exhibit 99.2 to the Registrant’s Form 6-K, filed on June 30, 2021).

23.1*	Consent of PricewaterhouseCoopers S.A.

23.2*	Consent of Reeder & Simpson P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands, on the 1st day of July, 2021.

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Vasiliki Papaefthymiou
Name:	Vasiliki Papaefthymiou
Title:	Executive Vice President – Legal

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of Navios Maritime Holdings Inc. whose signature appears below constitutes and appoints Angeliki Frangou and Vasiliki Papaefthymiou, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Angeliki Frangou Angeliki Frangou	Chairman of the Board and Chief Executive Officer (principal executive officer)	July 1, 2021

/s/ George Achniotis George Achniotis	Chief Financial Officer (principal financial and accounting officer)	July 1, 2021

/s/ Efstathios Loizos Efstathios Loizos	Director	July 1, 2021

/s/ Spyridon Magoulas Spyridon Magoulas	Director	July 1, 2021

/s/ George Malanga George Malanga	Director	July 1, 2021

/s/ Vasiliki Papaefthymiou Vasiliki Papaefthymiou	Director	July 1, 2021

/s/ Michael Pearson Michael Pearson	Director	July 1, 2021

/s/ John Stratakis John Stratakis	Director	July 1, 2021

/s/ Shunji Sasada Shunji Sasada	Director	July 1, 2021

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Navios Maritime Holdings Inc. in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 1st day of July, 2021.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director